Exhibit 99.1
Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
News
For Immediate Release:
Popular, Inc. Reports Financial Results for the Quarter Ended
September 30, 2008, Additional Actions in Restructuring of
U.S. Operations
San Juan, Puerto Rico, Wednesday, October 22, 2008 — Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) reported a net loss of $668.5 million for the quarter ended September 30, 2008, compared with a net income of $36.0 million in the same quarter of 2007. The Corporation also announced additional actions in the restructuring of its U.S. operations.
The following items principally impacted financial results:
•	Losses of $457.3 million, net of tax, related to the discontinued operations of the U.S.-based reporting segment Popular Financial Holdings (“PFH”). The losses included writedowns of assets, losses on the sales of loans and restructuring charges recorded in connection with actual sales and scheduled disposition of PFH’s assets. Sales of PFH’s portfolios in connection with the discontinuance of PFH’s operations are expected to result in over $900 million in additional liquidity, of which $198 million was received in September 2008. The loan sales completed in September 2008 and the expected asset sales to Goldman Sachs

2- Popular, Inc. 2008 Third Quarter Results
scheduled for the fourth quarter of 2008, reduce PFH’s assets by more than $1.2 billion. The results for the quarter also include the recording of a valuation allowance on deferred tax assets of $171.2 million.
•	Losses from continuing operations of $211.2 million primarily resulting from a valuation allowance of $189.2 million against the Corporation’s deferred tax assets related to U.S. operations and higher provision for loan losses of $165.8 million as a result of higher credit losses, particularly in real estate related loans.
     “These results are directly related to the decision announced two months ago to sell the assets and discontinue the operations of PFH. We have also taken a partial valuation allowance on our deferred tax assets related to our U.S. operations. We remain well capitalized and have raised liquidity to meet obligations through 2009. We are focused on the profitability of our U.S. operations and we will be taking additional steps to further reduce expenses and to close or consolidate unproductive branches,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.
U.S. Operations:
     Banco Popular North America (“BPNA”) reportable segment, which includes E-LOAN, reported a net loss for the quarter ended September 30, 2008 of $139.0 million, compared to a net loss of $1.1 million in the same quarter of 2007. Of the results for the quarter ended September 30, 2008, $51.7 million of those losses pertain to BPNA, while $87.4 million pertains to E-LOAN. These operations were impacted by an increase of $103.0 million in the provision for loan losses compared to the same quarter of 2007 and by $94.5 million valuation allowance established for part of the deferred tax assets in the third quarter of 2008.
     The Corporation has concluded that an accelerated downturn of the U.S. economy requires a leaner, more efficient U.S. business model. As such, the Corporation is reducing the size of its banking operations in the U.S. mainland to a level suited to present economic conditions. The objective of the restructuring plan for this reportable segment is to improve profitability in the short term, increase liquidity and lower credit costs, and over time achieve a greater integration with corporate functions in Puerto Rico.

3- Popular, Inc. 2008 Third Quarter Results
     The plan is expected to achieve annual expense savings at BPNA of approximately $50 million and is expected to be rolled out in the 4th quarter with an estimated completion date of June 2009. It contemplates the closing, consolidation or sale of underperforming branches in all existing markets, the shutting down, sale or downsizing of lending businesses that do not generate deposits or fee income, and the reduction of general expenses associated with functions supporting the aforementioned branch and balance sheet initiatives.
     E-LOAN, a subsidiary of BPNA, will cease operating as a direct first mortgage lender over the next few weeks. E-LOAN will continue to market deposit accounts under its name for the benefit of BPNA and offer loan customers the option of being referred to a trusted consumer lending partner. All operational and support functions will be transferred to BPNA and EVERTEC by July 2009. Annualized expected savings amount to approximately $37 million.
     “We are operating in a new financial landscape and we have to rebuild our U.S. operations accordingly,” said Carrión.
Puerto Rico Operations:
     Banco Popular de Puerto Rico reportable segment’s net income amounted to $35.4 million for the quarter ended September 30, 2008, compared to net income of $80.2 million for the same quarter in 2007.
     The Corporation’s banking business in Puerto Rico continues to feel the pressure of weak economic conditions. The reduction in net income, when comparing the results for the 2008 and 2007 third quarters, was principally attributed to an increase in its provision for loan losses of $62.8 million. Revenues derived from deposit accounts and other service fees increased 7%. Management in the Puerto Rico operations continues focusing on addressing credit-related challenges and on implementing additional income opportunities and cost reduction initiatives to mitigate the additional provision expense. The expense reduction efforts include (i) reducing headcount by attrition (leveraging human resources through internal mobility), (ii) focusing on projects that will result in immediate contributions to profitability, and (iii) rationalizing product lines that consistently fail to deliver adequate returns on equity. Banco Popular de Puerto Rico will consolidate its consumer-finance operations, Popular Finance, into its retail banking operations.

4- Popular, Inc. 2008 Third Quarter Results
Popular Finance will stop originating loans on November 1, 2008 and close operations during the next months. Some of Popular Finance’s 44 branches will continue to operate as customer-service operations. The remaining branches of Popular Finance will be closed or sold. All employees at Popular Finance will be relocated to support other business lines at the Puerto Rico bank, which currently has more than 170 branches across Puerto Rico.
     EVERTEC, the Corporation’s processing business, continues to perform well, reporting net income of $8.5 million in the third quarter of 2008, compared to $8.1 million in the same quarter of the previous year, for an increase of approximately 5%.
     “Notwithstanding the continued profitability of our Puerto Rico operations we are also looking at ways to reduce costs, contain credit losses and further increase the profitability of our core Puerto Rico operations,” said Carrión.
Financial Summary:
     Financial results for the quarter and nine months ended September 30, 2008 and 2007 are summarized in the table below:

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in millions, except per share information)	2008	2007	2008	2007

(Loss) income from continuing operations, net of tax	($211.2)	$80.2	($52.8)	$353.0
Loss from discontinued operations, net of tax (a)	(457.3)	(44.2)	(488.2)	(123.4)

Net (loss) income	($668.5)	$36.0	($541.0)	$229.6

Basic and diluted (losses) earnings per share:
(Loss) income from continuing operations	($0.79)	$0.28	($0.26)	$1.23
Loss from discontinued operations (a)	(1.63)	(0.16)	(1.74)	(0.44)

Total	($2.42)	$0.12	($2.00)	$0.79

Return on assets	(6.55%)	0.30%	(1.75%)	0.65%
Return on equity	(93.32%)	3.52%	(24.57%)	8.01%
(a) Represents the results of the PFH discontinued operations, which are explained in the narrative below.

5- Popular, Inc. 2008 Third Quarter Results
     The Corporation’s net loss for the quarter ended September 30, 2008 was broken down as follows:

	BPPR	BPNA	EVERTEC		Total
	reportable	reportable	reportable	Corporate	continuing	Discontinued	Popular,
(Dollars in millions)	segment	segment	segment	and Other	operations	operations	Inc.

Income (loss) before tax	$32.8	($77.6)	$12.7	($30.8)	($62.9)	($445.1)	($508.0)
Income tax (benefit) expense (a)	(2.6)	61.4	4.2	85.3	148.3	12.2	160.5

Net income (loss)	$35.4	($139.0)	$8.5	($116.1)	($211.2)	($457.3)	($668.5)

(a) Income tax for the quarter ended September 30, 2008 includes the effect of the recording of a valuation allowance on deferred tax assets of the U.S. operations as follows: Discontinued operations — $171.2 million and Continuing operations — $189.2 million. The latter amount consists of BPNA — $94.5 million, Corporate and Other — $94.5 million and EVERTEC (USA) — $0.2 million.

Events Impacting the Discontinued Operations:
     On August 29, 2008, the Corporation announced an agreement to sell loan and servicing assets of PFH and Popular, FS to Goldman Sachs Mortgage Company, Goldman, Sachs & Co. and Litton Loan Servicing, LP. The sale would result in a reduction in assets of over $900 million as of September 30, 2008, principally loans and mortgage servicing assets that are accounted mainly at fair value. The transaction will provide over $700 million in additional liquidity and significantly reduce Popular’s U.S. subprime assets. The Corporation expects this transaction to close in November 2008. In addition, on September 18, 2008, the Corporation announced the consummation of the sale of manufactured housing loans of PFH to 21st Mortgage Corp. and Vanderbilt Mortgage and Finance, Inc. The transaction provided approximately $198 million in cash and resulted in a reduction in unpaid principal balance of loans held at PFH of approximately $309 million. The transactions described above resulted in a combined pre-tax loss of approximately $439 million for the third quarter of 2008.
     The above actions and past sales and restructuring plans executed at PFH have resulted in the discontinuance of the Corporation’s PFH operations. This includes exiting all loan origination channels and loan servicing functions, subject to consummation of the above referenced transaction with Goldman Sachs in November 2008. As of September 30, 2008, the Corporation reclassified $789 million of net assets of the PFH business to discontinued operations, substantially all of which are classified as held-for-sale. The proceeds from the sales will be used for repayment of medium- term notes due in 2009 as well as other debt maturities. The Corporation reported a net loss for the discontinued operations of $457.3 million in the third quarter of 2008. The loss included write-downs of assets held-for-sale to fair value, losses on the sale of loans, restructuring charges and the

6- Popular, Inc. 2008 Third Quarter Results
recording of a valuation allowance on deferred tax assets of $171.2 million. Further information on the discontinued operations is provided at a later section of this press release.
Net Loss from Continuing Operations:
     This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A), which is an integral part of this report. The Corporation retrospectively adjusted certain information to exclude results from discontinued operations from prior periods presented in this press release for comparability purposes. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.
     Financial results for the quarter ended September 30, 2008 for Popular’s continuing operations were principally impacted by the following items (on a pre-tax basis compared to the third quarter of 2007):
•	Higher income tax expense by $125.3 million, which includes $189.2 million adjustment to recognize a valuation allowance on a part of the deferred tax assets related to the Corporation’s continuing U.S. operations. Given that the Corporation files a consolidated U.S. tax return for its U.S. operations, the Corporation can continue to benefit from the net operating losses carryforward derived from PFH reportable segment losses. Based on the internal assessment of the realization of the U.S. deferred tax asset, during the third quarter of 2008, management determined that it was appropriate to establish a valuation allowance of $360.4 million, of which $189.2 million is accounted as part of the Corporation’s continuing operations. The Corporation still maintains a deferred tax asset amounting to $323 million in its U.S. operations.
•	Higher provision for loan losses for the third quarter of 2008 by $165.8 million, including $61.9 million in specific reserves for loans classified as impaired under SFAS No. 114;
•	Lower net interest income by $7.4 million, and
•	Higher operating expenses by $4.0 million.

7- Popular, Inc. 2008 Third Quarter Results
     The above were partially offset by:
•	Higher non-interest income by $11.0 million.
     Net Interest Income
     Net interest income for the third quarter of 2008 was $324.3 million, compared with $331.6 million for the third quarter of 2007. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended September 30, 2008, compared with the same quarter in 2007. The analysis only includes the results of the continuing operations, and as indicated earlier, the results for the previous year had been retrospectively adjusted to exclude the discontinued operations for comparative purposes.

	Average balances				Average Yields / Costs
	3rd	3rd			3rd	3rd
	Quarter	Quarter	Dollar	%	Quarter	Quarter
(Dollars in billions)	2008	2007	Variance	Variance	2008	2007	Variance

Money market, trading and investment securities	$9.4	$10.8	($1.4)	(13%)	4.17%	4.65%	(0.48%)

Loans:
Commercial *	15.9	15.1	0.8	5	5.82	7.63	(1.81)
Mortgage	4.6	4.8	(0.2)	(4)	6.97	7.32	(0.35)
Consumer	4.8	4.6	0.2	4	10.24	10.63	(0.39)
Lease financing	1.1	1.2	(0.1)	(8)	7.81	7.94	(0.13)

Total loans	26.4	25.7	0.7	3	6.90	8.12	(1.22)

Total earning assets	$35.8	$36.5	($0.7)	(2%)	6.19%	7.09%	(0.90%)

Interest bearing deposits	$23.2	$21.7	$1.5	7%	2.85%	3.60%	(0.75%)
Borrowings	7.1	9.3	(2.2)	(24)	3.66	5.16	(1.50)

Total interest bearing liabilities	30.3	31.0	(0.7)	(2)	3.04	4.07	(1.03)

Non-interest bearing sources of funds	5.5	5.5	—	—

Total funds	$35.8	$36.5	($0.7)	(2%)	2.57%	3.46%	(0.89%)

Net interest spread					3.15%	3.02%	0.13%

Net interest yield					3.62%	3.63%	(0.01%)

     * Includes commercial construction loans

8- Popular, Inc. 2008 Third Quarter Results
     The yield on earning assets and the cost of funds was impacted by the reduction in rates by the Federal Reserve (“FED”). The FED lowered the federal funds target rate by 275 basis points from September 30, 2007 to September 30, 2008. The reduction in the yield on earning assets was primarily associated to the repricing of the floating rate loan portfolios, loan origination activity in a lower rate environment and lower yield in investment securities. The impact of this reduction was partially offset by lower funding costs on short-term borrowings and interest bearing deposits influenced in part by the reductions in interest rates by the FED.
     Provision for Loan Losses and Credit Quality
     The provision for loan losses in the continuing operations totaled $252.2 million, or 148% of net charge-offs, for the quarter ended September 30, 2008, compared with $86.3 million or 136%, respectively, for the same quarter in 2007, and $189.2 million, or 167%, respectively, for the quarter ended June 30, 2008. The provision for loan losses for the quarter ended September 30, 2008, when compared with the same quarter in 2007, reflects higher net charge-offs by $107.1 million, mainly in construction loans by $53.9 million, consumer loans by $27.3 million, commercial loans by $18.0 million, and mortgage loans by $7.8 million. Provision and net charge-off information for prior periods was retrospectively adjusted to exclude discontinued operations for comparative purposes.
     The current state of the economy and uncertainty in the private and public sectors has had an adverse effect on the credit quality of the Corporation’s loan portfolios. The economic slowdown could cause those adverse effects to continue, as delinquency rates may increase in the short-term, until more sustainable economic growth resumes and property values stabilize.
     The higher level of provision for the quarter ended September 30, 2008 was mainly attributable to the continuing deterioration in the commercial and construction loan portfolios due to current economic conditions and the slowdown in the United States housing sector. The allowance for loan losses for commercial and construction credits has increased, particularly the specific reserves for loans considered impaired. During the quarter ended September 30, 2008, the

9- Popular, Inc. 2008 Third Quarter Results
Corporation recorded $61.9 million in specific reserves for loans classified as impaired under SFAS No. 114. As of September 30, 2008, there were $753 million of SFAS No. 114 impaired loans in the Corporation’s continuing operations with a related specific allowance for loan losses of $131 million, compared with impaired loans of $318 million and a specific allowance of $56 million as of September 30, 2007, including $23 million of impaired loans from the PFH reportable segment as of the end of the third quarter of 2007.
     Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 2.76% of loans held-in-portfolio at September 30, 2008, compared with 2.47% at June 30, 2008 and 1.82% at September 30, 2007.
     Non-performing assets of the continuing operations totaled $1.1 billion at September 30, 2008. This represented an increase of $147 million since June 30, 2008 primarily related to increases in mortgage loans by $66 million, commercial loans by $54 million, and construction loans by $24 million. The increase in non-performing mortgage and commercial loans was both in the Puerto Rico and U.S. mainland operations, while the increase in construction non-performing loans was mostly in the U.S. mainland operations. Non-performing assets from continuing operations increased by $557 million from September 30, 2007 to the same date in 2008. The increases were mostly reflected in commercial loans by $195 million, construction loans by $171 million, mortgage loans by $133 million, consumer loans by $24 million and other real estate by $33 million. The increase from September 30, 2007 was associated to both, the Puerto Rico and U.S. mainland operations. For comparative purposes, the non-performing assets for September 30, 2007 and June 30, 2008 exclude the discontinued operations of the PFH reportable segment.
     Non-performing assets of the discontinued operations of PFH reportable segment, which include other real estate, amounted to $93 million as of September 30, 2008, compared to $598 million as of September 30, 2007 and $183 million as of June 30, 2008. Non-performing assets as of September 30, 2008 are all accounted mainly at fair value and are held-for-sale.

10- Popular, Inc. 2008 Third Quarter Results
     Non-interest Income
     Non-interest income from continuing operations totaled $187.9 million for the quarter ended September 30, 2008, compared with $176.9 million for the same quarter in 2007. The principal variances within non-interest income included:
•	Higher other non-interest income by $22.4 million, as shown in Exhibit A, mostly driven by increases in other service fees of $5.4 million or 6%, primarily related to the debit card fees, and in service charges on deposit accounts by $2.7 million, or 5%. Furthermore, contributing to the increase in other non-interest income were $21.1 million in gains on the sale of real estate properties, particularly from the Banco Popular North America operations.
     The above were partially offset by:
•	Higher losses on sale and valuation adjustments of investment securities by $8.4 million primarily related to other-than-temporary impairments on equity securities held by the corporate group.
•	Lower trading account profits by $2.6 million, principally related to the Banco Popular de Puerto Rico’s mortgage banking business.
     Operating Expenses
     Operating expenses for the continuing operations totaled $322.9 million for the quarter ended September 30, 2008, an increase of $4.0 million, or 1%, compared with the same quarter in 2007. Personnel expenses rose $3.0 million, or 2%, primarily in the Puerto Rico operations, offset by a reduction in the U.S. mainland operations in part due to reduced headcount at E-LOAN since early 2008. Other operating expenses that contributed to the increase included higher credit card interchange and processing costs, higher FDIC insurance assessments, and lower gains on the sale of repossessed properties, consulting and advisory fees associated to the U.S. sale transactions, and higher amortization of intangibles. Partially offsetting these increases were reductions in business promotion, equipment and communication expenses.
     Income Taxes
     Income tax expense from continuing operations amounted to $148.3 million for the quarter ended September 30, 2008, compared with income tax expense of $23.1 million for the same quarter

11- Popular, Inc. 2008 Third Quarter Results
of 2007. As previously indicated, the variance was primarily due to the establishment of a valuation allowance on deferred tax assets of the U.S. mainland operations.
     The Corporation’s net deferred tax assets as of September 30, 2008, amounted to $663 million, of which $323 million pertains to the U.S. mainland operations. These deferred tax assets are net of the valuation allowance of $360.4 million. The realization of the deferred tax asset is dependent upon the existence of, or generation of, sufficient taxable income to utilize the deferred tax asset. During the quarter ended September 30, 2008, losses before tax of $540.5 million were recognized related with the Corporation’s U.S. operations. In assessing the need for a valuation allowance, management considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is “more likely than not” the deferred tax assets will not be realized, management records a valuation allowance. Based on the expected future taxable income of the U.S. operations and considering the uncertainties in the current market conditions, management concluded that it is “more likely than not” that the Corporation will not be able to fully realize the benefit of these deferred tax assets and thus, the valuation allowance was recorded during the third quarter of 2008.
Balance Sheet Comments:
     The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at September 30, 2008, June 30, 2008, and September 30, 2007 and the following sections provide more detailed information.
     Investment securities
     The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $8.3 billion at September 30, 2008, compared with $7.9 billion at June 30, 2008 and $9.2 billion at September 30, 2007. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality debt securities. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from September 30, 2007 to the same date in 2008 was mainly associated with the maturities of securities.

12- Popular, Inc. 2008 Third Quarter Results
     Loans
     A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	September 30, 2008	June 30, 2008	Variance	September 30, 2007	Variance

Commercial	$13.9	$13.7	$0.2	$13.5	$0.4
Construction	2.1	2.1	—	1.7	0.4
Mortgage	4.7	4.7	—	5.0	(0.3)
Consumer	4.8	4.8	—	4.8	—
Lease financing	1.1	1.1	—	1.2	(0.1)

Sub-total	26.6	26.4	0.2	26.2	0.4
PFH reportable segment (1)	0.6	1.2	(0.6)	7.1	(6.5)

Total	$27.2	$27.6	($0.4)	$33.3	($6.1)

(1) Loans corresponding to the PFH reportable segment are part of the assets from discontinued operations and are held-for-sale as of September 30, 2008. Prior period loan balances were also disclosed separately for comparative purposes.

     Deposits
     A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	September 30, 2008	June 30, 2008	Variance	September 30, 2007	Variance

Demand *	$4.7	$5.1	($0.4)	$4.7	—
Savings	9.9	9.9	—	9.3	$0.6
Time	13.3	12.1	1.2	12.6	0.7

Total deposits	$27.9	$27.1	$0.8	$26.6	$1.3

* Includes non-interest and interest bearing demand deposits

     Brokered certificates of deposit amounted to $3.1 billion at September 30, 2008, and $2.1 billion at June 30, 2008 and September 30, 2007. During the quarter ended September 30, 2008, the Corporation’s banking subsidiary in Puerto Rico increased brokered certificates of deposit to further strengthen its level of on-hand liquidity amidst the recent financial industry developments. Management believes that any potential challenges are manageable and has quick access to considerable amounts of liquidity through its core deposit base and various secured borrowing facilities.
     Borrowings and capital
     The accompanying Exhibit A also provides information on borrowings and stockholders’ equity at September 30, 2008 and 2007, and June 30, 2008.

13- Popular, Inc. 2008 Third Quarter Results
     Stockholders’ equity totaled $3.0 billion at September 30, 2008, compared with $3.7 billion at June 30, 2008, and $3.8 billion at September 30, 2007. The reduction in stockholders’ equity from June 30, 2008 to September 30, 2008 of $699 million was principally due to a reduction in retained earnings due to the net loss of $668.5 million recorded in the third quarter of 2008.
     The Corporation intends to continue to examine opportunities to further increase its capital position, including possible participation in the U.S. Treasury’s recently announced TARP Capital Purchase Program.
     Below is a summary of the Corporation’s estimated regulatory capital ratios as of September 30, 2008.

	September 30, 2008	June 30, 2008	Minimum required

Tier I risk-based capital	9.08%	10.50%	4.00%
Total risk-based capital	10.34%	11.77%	8.00%
Tier I leverage	7.15%	8.52%	3.00% - 4.00%

Discontinued Operations:
     Assets and liabilities of discontinued operations, substantially all of which are classified as held-for-sale, were estimated as follows as of September 30, 2008:

($ in millions)	September 30, 2008

Loans (at fair value)	$626
Other assets, principally servicing related assets	343

Total assets	$969

Liabilities	$180

     The following table provides estimated financial information for the discontinued operations for the quarter ended September 30, 2008 and 2007.

($ in millions)	September 30, 2008	September 30, 2007

Net interest income	$1.6	$28.5
Provision for loan losses	10.5	61.8
Non-interest income (loss), including fair value adjustments	(309.9)	(9.9)
Operating expenses	126.3	28.0

Pre-tax loss from discontinued operations	($445.1)	($71.2)
Income tax expense (benefit)	12.2	(27.0)

Loss from discontinued operations, net of tax	($457.3)	($44.2)

14- Popular, Inc. 2008 Third Quarter Results
     As part of the sale of the loans and servicing assets, the Corporation entered into a restructuring plan (the “Plan”) to eliminate employment positions, terminate contracts and incur other costs associated with the sale. It is anticipated that this Plan will result in estimated combined charges for the Corporation of approximately $14 million, part recognized in the third quarter of 2008 and the remainder to be recognized during the fourth quarter of 2008 and early 2009. These estimated costs consist of severance bonuses and other employee benefits, lease and other contract termination expenses and other costs, principally consisting of software, equipment and fixed asset impairments.
     These estimates are preliminary and may vary as the Corporation’s management implements the Plan. During the quarter ended September 30, 2008, the Corporation recognized approximately $5.1 million in costs related to the Plan.
     As of September 30, 2008, on a pro-forma basis after giving effect to the proposed sale of PFH’s loan and servicing assets described previously, the Corporation’s capital ratios are estimated as follows: Tier 1 capital ratio of approximately 9.47%, total capital ratio of approximately 10.73%, and leverage ratio of approximately 7.15%.
Other Quarterly Events:
     During the third quarter and early fourth quarter of 2008, Popular, Inc. issued an aggregate principal amount of $350 million of notes in private offerings to certain institutional investors. The notes mature in 2011 subject to specific provisions under the note indentures. Refer to the forms 8-K filed with the SEC on September 16, 2008 and October 1, 2008 for specific terms on the notes. The proceeds from the issuances coupled with the proceeds from the sale of the PFH assets will be used for general corporate purposes, including the repayment of medium-term notes due 2009.
     On August 28, 2008, the Corporation announced that its Board of Directors declared a quarterly cash dividend of $0.08 cents per common share. The new dividend payment rate represents a reduction of 50 percent from its previous quarterly dividend payment rate. The dividend was paid

15- Popular, Inc. 2008 Third Quarter Results
on October 1, 2008 to the stockholders of record as of September 12, 2008. The reduction will help preserve $90 million of capital a year. The dividend payment is reviewed on a quarterly basis.
     These debt issuances previously indicated, the reduction in the dividend payment as well as the sales of PFH assets substantially improves the Corporation’s liquidity position. Management understands these measures taken will provide sufficient liquidity for the Corporation to meet the repayment of debt maturities during 2008 and 2009 and other operational needs.
     On September 17, 2008, the Corporation announced that its subsidiary, Banco Popular de Puerto Rico, entered into an agreement to purchase from R-G Mortgage Corp., a unit of R-G Financial, the third-party mortgage servicing rights to a mortgage loan portfolio of approximately $5.1 billion. The transaction is expected to close in the fourth quarter of 2008.
Forward-Looking Statements:
     The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
* * *
     Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending,

16- Popular, Inc. 2008 Third Quarter Results
investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a loan portfolio and servicing related assets which are substantially held-for-sale. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.
* * *

17- Popular, Inc. 2008 Third Quarter Results
     An electronic version of this press release can be found at the Corporation’s website, www.popular.com.
***
Exhibit A follows

EXHIBIT A
POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		3rd Quarter	Quarter ended	3rd Quarter 2008
	September 30,		2008 vs 2007	June 30,	vs 2nd Quarter 2008
	2008	2007	$ Variance	2008	$ Variance

Summary of Operations — (In thousands, except share information)
Interest income	$555,481	$649,783	($94,302)	$565,258	($9,777)
Interest expense	231,199	318,137	(86,938)	234,961	(3,762)

Net interest income	324,282	331,646	(7,364)	330,297	(6,015)
Provision for loan losses	252,160	86,340	165,820	189,165	62,995

Net interest income after provision for loan losses	72,122	245,306	(173,184)	141,132	(69,010)

Net (loss) gain on sale and valuation adjustments of investment securities	(9,132)	(776)	(8,356)	28,334	(37,466)
Trading account profit	6,669	9,239	(2,570)	18,541	(11,872)
Gain on sale of loans and valuation adjustments on loans held-for-sale	6,522	6,975	(453)	4,907	1,615
Other non-interest income	183,869	161,487	22,382	184,016	(147)

Total non-interest income	187,928	176,925	11,003	235,798	(47,870)

Personnel costs	148,230	145,273	2,957	155,317	(7,087)
Amortization of intangibles	3,966	2,234	1,732	2,490	1,476
Other operating expenses	170,719	171,454	(735)	172,531	(1,812)

Total operating expenses	322,915	318,961	3,954	330,338	(7,423)

(Loss) income from continuing operations before income tax	(62,865)	103,270	(166,135)	46,592	(109,457)
Income tax expense (benefit)	148,308	23,056	125,252	(12,581)	160,889

(Loss) income from continuing operations, net of income tax	(211,173)	80,214	(291,387)	59,173	(270,346)
Loss from discontinued operations, net of income tax	(457,370)	(44,211)	(413,159)	(34,923)	(422,447)

Net (loss) income	($668,543)	$36,003	($704,546)	$24,250	($692,793)

Net (loss) income applicable to common stock	($679,772)	$33,024	($712,796)	$18,247	($698,019)

Earnings per common share:
Basic and diluted (losses) earnings per common share from continuing operations	($0.79)	$0.28		$0.19

Basic and diluted (losses) earnings per common share from discontinued operations	($1.63)	($0.16)		($0.13)

Basic and diluted (losses) earnings per common share — Total	($2.42)	$0.12		$0.06

Dividends declared per common share	$0.08	$0.16		$0.16

Average common shares outstanding	281,489,469	279,625,715		280,773,513
Average common shares outstanding — assuming dilution	281,489,469	279,625,715		280,773,513
Common shares outstanding at end of period	281,708,260	279,597,529		280,983,132

Market value per common share	$8.29	$12.28		$6.59
Book value per common share	$8.59	$12.94		$11.10

Market Capitalization — (In millions)	$2,335	$3,433		$1,852

Selected Average Balances — (In millions)
Total assets	$40,634	$47,057	($6,423)	$40,845	($211)
Stockholders’ equity	3,471	3,903	(432)	3,519	(48)

Selected Financial Data at Period-End — (In millions)
Total assets	$40,390	$47,280	($6,890)	$41,679	($1,289)
Loans (1)	27,207	33,321	(6,114)	27,632	(425)
Earning assets (1)	36,483	43,955	(7,472)	37,205	(722)
Deposits	27,911	26,602	1,309	27,116	795
Borrowings (1)	8,646	16,017	(7,371)	10,000	(1,354)
Interest-bearing liabilities (1)	32,492	38,643	(6,151)	32,634	(142)
Stockholders’ equity	3,007	3,804	(797)	3,706	(699)

Performance Ratios
Net interest yield from continuing operations (2)	3.62%	3.63%		3.69%
Return on assets	(6.55)	0.30		0.24
Return on common equity	(93.32)	3.52		2.08

Credit Quality Data — (Dollars in millions)
Net loans charged-off (3)	$170.5	$63.4	$107.1	$113.1	$57.4
Allowance for loan losses	726	600	126	653	73
Non-performing loans from continuing operations (4)	1,028	505	523	883	145
Non-performing loans from discontinued operations (5)	75	503	(428)	151	(76)
Non-performing loans — total	1,103	1,008	95	1,034	69
Non-performing loans to loans held-in-portfolio (6) (7)	3.90%	3.07%		3.49%
Allowance for loan losses to non-performing loans (6)	70.64	59.53		70.69
Allowance for loan losses to loans held-in-portfolio (7)	2.76	1.82		2.47

(1)	Includes assets/liabilities from discontinued operations considered held-for-sale as of September 30, 2008 as follows: $626 million in loans, $630 million in earning assets, $166 million in borrowings and $166 million in interest-bearing liabilities.

(2)	Not on a taxable equivalent basis. Periods prior to September 30, 2008 were retrospectively adjusted to conform to the September 30, 2008 presentation.

(3)	Excludes net charge-offs from discontinued operations. Periods prior to September 30, 2008 were retrospectively adjusted to conform to the September 30, 2008 presentation.

(4)	Periods prior to September 30, 2008 exclude discontinued operations on a pro-forma basis for comparative purposes.

(5)	Periods prior to September 30, 2008 include discontinued operations on a pro-forma basis for comparative purposes.

(6)	Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the period ended September 30, 2008, NPL exclude NPL from discontinued operations.

(7)	Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of September 30, 2008.
Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

EXHIBIT A (CONTINUED)
POPULAR, INC.
Financial Summary
(Unaudited)

	For the nine months ended
	September 30,
	2008	2007	$ Variance

Summary of Operations — (In thousands, except share information)
Interest income	$1,732,581	$1,900,828	($168,247)
Interest expense	742,243	932,486	(190,243)

Net interest income	990,338	968,342	21,996
Provision for loan losses	602,561	219,477	383,084

Net interest income after provision for loan losses	387,777	748,865	(361,088)

Net gain on sale and valuation adjustments of investment securities	69,430	112,842	(43,412)
Trading account profit	38,547	29,765	8,782
Gain on sale of loans and valuation adjustments on loans held-for-sale	25,696	40,224	(14,528)
Other non-interest income	554,804	500,247	54,557

Total non-interest income	688,477	683,078	5,399

Personnel costs	459,515	457,774	1,741
Amortization of intangibles	8,948	8,030	918
Other operating expenses	508,085	507,568	517

Total operating expenses	976,548	973,372	3,176

Income from continuing operations before income tax	99,706	458,571	(358,865)
Income tax expense	152,467	105,598	46,869

(Loss) income from continuing operations, net of income tax	(52,761)	352,973	(405,734)
Loss from discontinued operations, net of income tax	(488,242)	(123,373)	(364,869)

Net (loss) income	($541,003)	$229,600	($770,603)

Net (loss) income applicable to common stock	($561,213)	$220,665	($781,878)

Basic and diluted (losses) earnings per common share
Basic and diluted (losses) earnings per common share from continuing operations	($0.26)	$1.23

Basic and diluted (losses) earnings per common share from discontinued operations	($1.74)	($0.44)

Basic and diluted (losses) earnings per common share — Total	($2.00)	$0.79

Dividends declared per common share	$0.40	$0.48

Average common shares outstanding	280,841,638	279,355,496
Average common shares outstanding — assuming dilution	280,841,638	279,433,512
Common shares outstanding at end of period	281,708,260	279,597,529

Market value per common share	$8.29	$12.28
Book value per common share	$8.59	$12.94

Market Capitalization — (In millions)	$2,335	$3,433

Selected Average Balances — (In millions)
Total assets	$41,392	$47,168	($5,776)
Stockholders’ equity	3,440	3,871	(431)

Performance Ratios
Net interest yield from continuing operations (1)	3.65%	3.58%
Return on assets	(1.75)	0.65
Return on common equity	(24.57)	8.01

Credit Quality Data — (Dollars in millions)
Net loans charged-off (2)	$376.3	$173.1	$203.2
Allowance for loan losses	726	600	126
Non-performing loans from continuing operations (3)	1,028	505	523
Non-performing loans from discontinued operations (4)	75	503	(428)
Non-performing loans — total	1,103	1,008	95
Non-performing loans to loans held-in-portfolio (5) (6)	3.90%	3.07%
Allowance for loan losses to non-performing loans (5)	70.64	59.53
Allowance for loan losses to loans held-in-portfolio (6)	2.76	1.82

(1)	Not on a taxable equivalent basis. Periods prior to September 30, 2008 were retrospectively adjusted to conform to the September 30, 2008 presentation.

(2)	Excludes net charge-offs from discontinued operations. Periods prior to September 30, 2008 were retrospectively adjusted to conform to the September 30, 2008 presentation.

(3)	Periods prior to September 30, 2008 exclude discontinued operations on a pro-forma basis for comparative purposes.

(4)	Periods prior to September 30, 2008 include discontinued operations on a pro-forma basis for comparative purposes.

(5)	Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option of SFAS No. 159. Also, for the period ended September 30, 2008, NPL exclude NPL from discontinued operations.

(6)	Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option of SFAS No. 159. Loans from discontinued operations are considered held-for-sale as of September 30, 2008.
Notes: Certain reclassifications have been made to prior periods to conform with this period.